Exhibit 10.2

***	TEXT OMITTED AND FILED SEPARATELY, CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 240.24b-2

SUPPLY AGREEMENT

This agreement (“Agreement”) is made effective as of March 18, 2008, (the “Effective Date”) by and between LifeStone Materials, LLC, a Delaware limited liability company (“SUPPLIER”), and Point Blank Solutions, Inc., a Delaware corporation (“POINT BLANK”); (POINT BLANK and SUPPLIER may sometimes be referred to individually as a “Party” or collectively as the “Parties”).

NOW, THEREFORE, in consideration of the premises, the mutual promises, and the representations, warranties and covenants herein contained, the sufficiency of which is hereby mutually acknowledged, the Parties agree as follows:

ARTICLE 1

TERM

This Agreement shall be effective as of the Effective Date for an initial term of thirty-six (36) months (the “Initial Term”), and, unless earlier terminated as provided in Article 4, shall be automatically extended for indefinite additional one (1) year terms under the terms and conditions of this Agreement (each an “Extended Term”), terminable by either party by giving the other party an advance written notice of six (6) months prior to the expiration of the Initial Term or any Extended Term. For purposes of this Agreement, the Initial Term and any Extended Terms shall be collectively referred to as the “Term”.

In this Agreement the term “Affiliate” shall mean any Person directly or indirectly controlling, controlled by, or under common control with the Person in question; if the Person in question is a corporation, any executive officer or director of the Person in question or of any corporation directly or indirectly controlling the Person in question. As used in this definition of “Affiliate”, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. As used in this Agreement, the term “Person” means any individual, corporation, association, partnership, limited liability company, joint venture, trust, estate, or other entity or organization.

ARTICLE 2

SUPPLIER PRODUCT OBLIGATIONS

2.1 Products.

SUPPLIER agrees to sell to POINT BLANK the products described on Exhibit A attached hereto, conforming to the specifications described on Exhibit A attached hereto (the “Specifications”) or their equivalents or replacements as may be amended from time to time by agreement of the Parties (the “Products”). Upon POINT BLANK’s request, the Parties shall discuss in good faith any changes requested by POINT BLANK to any of the Products’ Specifications, and any required changes to the price of such Product resulting from the change in the Specifications, based on the principles set forth in Exhibit A and Exhibit B attached hereto.

2.2 Revised Products

(a) In the event that one or more POINT BLANK customers or prospective customers requests POINT BLANK to deliver equivalent or substitute woven products in place of the Products that require a change to the Specifications, but that are goods that would reasonably be expected to be provided by POINT BLANK (taking into consideration technological, economic and manufacturing advances) (a “Revised Product”), SUPPLIER shall provide such Revised Products, provided that POINT BLANK (i) order from SUPPLIER such quantities of the Revised Product such that it becomes commercially and technologically reasonable for the SUPPLIER to make such revisions to the Specifications; (ii) request from SUPPLIER such supply dates that will afford SUPPLIER sufficient time to prepare for and make the necessary arrangements for the production of the Revised Product (taking into account SUPPLIER’s existing production schedules, SUPPLIER’s need to make appropriate changes to the production process and equipment, SUPPLIER’s need to test-run the Revised Product, POINT BLANK’s reasonable undertakings towards its customers etc.); (iii) consult with SUPPLIER on the proposed contemplated specifications of the Revised Product prior to committing to supply it to its customer and (iv) to the extent practical, attempt in good faith to agree with the customer on changes to such specifications if SUPPLIER reasonably requests so. If all the above conditions are met, the revised Specifications shall be added to Exhibit A and the Revised Product shall be deemed a “Product”.

(b) In the event that SUPPLIER must make a capital investment in excess of [***] to provide Products meeting the revised Specifications, then POINT BLANK (in the event that POINT BLANK is then a Member of SUPPLIER) shall loan on a pro rata basis with the other Members of SUPPLIER, in accordance with Section 5.07 of the LLC Agreement, the funds determined by SUPPLIER (in its reasonable discretion) to be required, at an interest rate computed daily at [***] per annum (a “Capital Investment Loan”); provided, however, that POINT BLANK may, in its sole discretion, withdraw its request to amend Exhibit A once SUPPLIER has indicated the amount of the capital investment necessary in connection with such revised Specifications. In the event that POINT BLANK is no longer a Member, then SUPPLIER may not be required by POINT BLANK to make a capital investment in excess of [***] to comply with this section.

For purposes of this Agreement, (i) “LLC Agreement” means the Limited Liability Company Agreement of SUPPLIER of even date herewith, as amended, and (ii) “Prime” means the LaSalle Bank National Association (Chicago, Illinois) publicly announced prime rate in effect from time to time.

2.3 Product Delivery.

SUPPLIER will package Product for shipping from SUPPLIER’S plant located at Temple Building, 99 Roush Road, Anderson, South Carolina (the “Plant”) and POINT BLANK is responsible for transporting Product from the Plant within forty-eight (48) hours of notification by SUPPLIER that the order has been fulfilled. The risk of loss [***] shall have the responsibility of insuring the Products against transportation loss and any other loss or damage [***].

2.4 Delivery of Raw Materials.

(a) POINT BLANK shall deliver, or cause to be delivered, to SUPPLIER at the Plant not more than [***] days and not less than (i) for orders less than [***] pounds of Product, [***] days, (ii) for orders equal to or more than [***] and less than [***] pounds of Product, [***] days, and (iii) for orders equal to or more than [***] pounds of Product, [***] days, prior to the requested delivery date of the related Products the yarn necessary to manufacture the Products for POINT BLANK (the “Raw Materials”), at no charge to SUPPLIER. For purposes of the previous sentence the “yarn necessary to manufacture the Products” shall be an amount of yarn equal to the sum of [***]. Within ten (10) days of delivery of Raw Materials to SUPPLIER, SUPPLIER shall have the right to reject Raw Materials as defective, thereafter Raw Materials shall be deemed acceptable and free of defects for purposes of this Agreement, except for latent defects that cannot be determined by reasonable inspection (“Latent Defect”), in which case SUPPLIER shall notify POINT Blank as soon as practicable after discovery of such defect.

(b) Without the prior consent of POINT BLANK, SUPPLIER shall not (i) use any raw materials in the production of the Products other than those provided by POINT BLANK or as directed by POINT BLANK or (ii) use any of the Raw Materials POINT BLANK delivered, or caused to be delivered, for the production of Products other than for delivery to POINT BLANK pursuant to the Volume Forecast (defined below) and related purchase orders by POINT BLANK.

ARTICLE 3

PRODUCT OBLIGATIONS

3.1 Product Volume.

(a) Commencing on the Effective Date, SUPPLIER shall sell to POINT BLANK during the Term, such quantity of Products as shall be specified on POINT BLANK purchase orders addressed to SUPPLIER in writing from time to time provided that SUPPLIER shall not be required to fill orders of POINT BLANK that would require it to produce in any [***] more than [***] pounds of Products (“Maximum Monthly Capacity”). [***]. If POINT BLANK wishes to increase the Maximum Monthly Capacity, it will notify SUPPLIER and the parties shall negotiate in good faith a possible expansion of the Plant and the terms and conditions of such expansion. Once a capacity expansion is agreed to and completed a new Maximum Monthly Capacity will be set. POINT BLANK agrees that as of such time that SUPPLIER reaches Maximum Monthly Capacity (the “Start Date”), POINT BLANK will be obligated to purchase from SUPPLIER, at least, the lower of the following (the “Minimum Order”) (i) [***] pounds of Product over each [***] (or the pro rata amount thereof for the portion of the first [***] during the Term), subject always to the Maximum Monthly Capacity; or (ii) the quantity of Products equal to [***] of the needs of POINT BLANK and its Affiliates for woven fabrics for ballistic uses, over each [***] (or the pro rata amount thereof for the portion of the first [***] during the Term), that are to be manufactured using Kevlar or Twaron (except for any quantities of woven fabric ordered by POINT BLANK from third parties after SUPPLIER failed to manufacture such quantities on a timely basis). The commitment shall be reduced by any amounts less than the Maximum Monthly Capacity that POINT BLANK ordered and SUPPLIER was unable to deliver for any reason (excluding lack of Raw Materials) and by any amounts of Products rejected by POINT BLANK in accordance with the terms hereof.

3.2 Failure to Supply Volume Requirements.

If, in any month SUPPLIER fails to supply POINT BLANK’s binding orders (as set forth in Section 3.3 below) up to the Maximum Monthly Capacity (for any reason other than lack of Raw Materials), then POINT BLANK, in its sole and absolute discretion may purchase the volume represented by the SUPPLIER shortfall from third parties, in which case SUPPLIER shall pay POINT BLANK any incremental costs, including without limitation, cost of Products, freight and expediting charges. POINT BLANK shall be entitled to use quantities of Products that it has purchased from third parties prior to resuming purchases from SUPPLIER.

3.3 Monthly Estimates.

On or before the 15th day of each month during the Term, POINT BLANK shall provide SUPPLIER with POINT BLANK’s best estimate of POINT BLANK’s anticipated requirements under subsection 3.1 for Products during the immediately succeeding twelve (12) months listed by Product type and amount (the “Volume Forecast”). No forecasted quantity for any month shall exceed the Maximum Monthly Capacity. The requirements (type and amount) for each of the first three (3) months of each Volume Forecast shall be binding on the parties and shall be deemed as a binding order submitted by POINT BLANK for said three (3) months. POINT BLANK and SUPPLIER acknowledge that from time to time considerable variation will occur between the estimated requirements for the remaining nine (9) months of each Volume Forecast. Notwithstanding such variation, SUPPLIER shall use its commercially reasonable efforts to accommodate such delivery requirements (but not including any obligation of SUPPLIER to default in its commitments under other contractual obligations). SUPPLIER shall provide POINT BLANK with advance written notice, as soon as reasonably possible, of any anticipated inability to produce and deliver Products in such quantities as are necessary to meet POINT BLANK’s requirements.

3.4 Suspension of Work.

If, for reasons beyond POINT BLANK’s reasonable control, POINT BLANK no longer needs previously ordered Product, POINT BLANK may delay, reduce or suspend its purchase of Products hereunder, which production has not commenced at the time SUPPLIER receives the notice of delay, reduction or suspension, as POINT BLANK may determine to be appropriate for the convenience of POINT BLANK; provided that any delayed order shall not be used to satisfy the Minimum Order during the period of delay.

3.5 Unauthorized Distribution; Overruns and Second-Quality Goods.

No Products (including without limitation, production overruns, second-quality goods, and any Products rejected or returned by POINT BLANK) bearing any of POINT BLANK trademarks, trade names, or Intellectual Property (“Rejected Goods”) shall be sold, distributed or used in any manner to any Person other than POINT BLANK by SUPPLIER or any of its subcontractors without the prior written consent of POINT BLANK. The Parties shall endeavor to mutually agree in good faith upon the manner in which any, if any, Rejected Goods may be used, sold or distributed. In the event SUPPLIER and POINT BLANK cannot reach agreement within thirty (30) days concerning liquidation of the Rejected Goods, SUPPLIER shall destroy such Rejected Goods all at SUPPLIER’s cost and expense. SUPPLIER shall not deliver any Products that have been previously returned as Defective without first notifying the POINT BLANK representative. SUPPLIER shall be responsible for all production overruns of raw materials and finished Products outside SUPPLIER-quoted manufacturing tolerances.

ARTICLE 4

REPRESENTATIONS, WARRANTIES AND COVENANTS.

SUPPLIER hereby agrees, represents and warrants to POINT BLANK that:

4.1 Each Product shall meet the applicable Specifications set forth in Exhibit A as amended from time to time, be of even kind and quality, and packaged and labeled as the Specifications may require; provided, however, that any failure of Products to meet any of the above requirements attributable to a Latent Defect in Raw Materials which was not discovered by SUPPLIER prior to delivery to POINT BLANK shall not be deemed a breach of this warranty.

4.2 SUPPLIER shall convey good title to the Products and that the Products shall be delivered free of any lien or encumbrance, and free from defects in workmanship or (subject to Sections 2.4(a) and 4.7) materials; provided, however, that SUPPLIER makes no representation or warranty under this Section 4.2 applicable to the Raw Materials that are a part of such Product to the extent that such Raw Materials delivered, or caused to be delivered, by POINT BLANK to SUPPLIER for delivery of such Product, at the time of such delivery, were not conveyed with good title free and clear of any liens or encumbrances and free from Latent Defects in workmanship or material;

4.3 SUPPLIER has all approvals, consents and qualifications necessary to produce the Products and such production of the Products shall not contravene any applicable legal requirements of any governmental body.

4.4 SUPPLIER’s manufacture and delivery of the Products will not infringe on the Intellectual Property (as defined below) rights of any third party, and no claim has been made, notice given or dispute arisen to that effect or with regard to any Intellectual Property SUPPLIER intends, or is required, to use in such manufacture and delivery of the Products; provided, however, that SUPPLIER makes no such representation or warranty under this Section 4.4 applicable to the Raw Materials that are a part of such Product to the extent that such Raw Materials delivered, or caused to be delivered, by POINT BLANK to SUPPLIER for delivery of such Product, at the time of such delivery, were infringing on the Intellectual Property rights of any third party.

4.5 SUPPLIER warrants that all Products shall conform to a production sample that is approved by POINT BLANK, including without limitation that such Products shall be consistent with National Institute of Justice and First Article testing standards and the testing requirements provided on Exhibit C; provided, however, that SUPPLIER makes no representation or warranty under this Section 4.5 applicable to such Products to the extent that the Raw Materials delivered, or caused to be delivered, by POINT BLANK to SUPPLIER for delivery of such Product, at the time of such delivery, did not conform to the production samples previously approved by POINT BLANK as the result of a Latent Defect.

4.6 SUPPLIER is not subject to any restrictive obligations imposed by former or existing clients or any other Person that would impair its ability to perform its obligations and deliver the Products to be provided pursuant to this Agreement. SUPPLIER shall not place any other restrictive obligations or influence on other suppliers.

4.7 SUPPLIER hereby assigns, to the extent assignable by SUPPLIER, for the benefit of POINT BLANK warranties associated with the Products provided by any manufacturer, subcontractor or third party and SUPPLIER shall enforce such warranties on POINT BLANK’s behalf upon POINT BLANK’s written request. The warranties made or assigned by SUPPLIER pursuant to this Agreement or otherwise shall survive the acceptance of any payment for the Products by POINT BLANK. The warranties made or assigned to POINT BLANK by SUPPLIER pursuant to this Agreement or otherwise shall, to the extent SUPPLIER has power to do so, benefit POINT BLANK and its subsidiaries and affiliated companies and their respective employees, agents, representatives, assigns, subcontractors and customers. By assigning any warranty to POINT BLANK, SUPPLIER shall not be deemed to represent to POINT BLANK that such assignment is valid or the extent of the rights of POINT BLANK pursuant to such assignment.

4.8 In the event that (i) POINT BLANK has ordered an average of [***] pounds of Products per [***] over the previous [***] period (or such shorter period during the first [***] of the Initial Term) or (ii) POINT BLANK has ordered [***] over the previous [***] period (or such shorter period during the first [***] of the Initial Term), the Product Price or Adjusted Product Price, as then applicable, (excluding the cost of the yarn), the terms, representations, warranties and benefits granted to POINT BLANK herein are comparable to or better than the equivalent prices (excluding the cost of the yarn), terms, warranties and benefits offered by SUPPLIER to its other customers.

4.9 All Intellectual Property, Improvements and Derivative Work owned by or licensed to SUPPLIER as of the date hereof which is used for the production of the Products is sub-licensable by SUPPLIER in accordance with Section 9.2 hereof and any such sub-license will not be a violation or breach of any license or agreement to which SUPPLIER is a party or the rights to such Intellectual Property, Improvements or Derivative Work of a third party.

THE FOREGOING REPRESENTATIONS AND WARRANTIES ARE EXPRESSLY IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, AND ALL SUCH OTHER WARRANTIES AND REPRESENTATIONS OF WHATEVER KIND ARE HEREBY DISCLAIMED BY SUPPLIER AND ITS AFFILIATES AND WAIVED BY POINT BLANK. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, SUPPLIER SHALL HAVE NO LIABILITY TO POINT BLANK OR ANY OF ITS AFFILIATES FOR ANY GENERAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION LOST PROFITS ARISING OUT OF THE MANUFACTURE, IMPORTATION, USE, OFFER FOR SALE OR SALE OF THE PRODUCT; PROVIDED, HOWEVER, THAT IN THE EVENT THAT PRODUCT IS

DETERMINED TO BE DEFECTIVE (EITHER BY AGREEMENT OF THE PARTIES OR A DETERMINATION BY AN INDEPENDENT LABORATORY) AS A RESULT OF SUPPLIER’S HANDLING, STORAGE OR MANUFACTURING OF THE PRODUCT, THEN DAMAGES SHALL INCLUDE ANY AND ALL OF POINT BLANK’S DIRECT OUT-OF-POCKET COSTS (SPECIFICALLY EXCLUDING, LOST PROFITS AND REPUTATIONAL DAMAGES) INCURRED IN CONNECTION WITH THE DEFECTIVE PRODUCT, INCLUDING PRODUCTION COSTS, SCRAP MATERIAL AND SHIPPING AND ADMINISTRATIVE COSTS OF ANY RECALL. SUPPLIER MAKES NO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PURPOSE WITH RESPECT TO THE PRODUCT, EXCEPT AS THIS ARTICLE 4 EXPRESSLY PROVIDES.

ARTICLE 5

QUALITY AND SERVICE

5.1 If SUPPLIER identifies Products that do not meet or exceed POINT BLANK’s Specifications during their manufacturing process, SUPPLIER shall not ship such Products until the manufacturing process has been corrected and the Products conform to the Specifications, agreements, representations and warranties contained in this Agreement or as the Parties may otherwise agree.

5.2 Within fifteen (15) days of delivery of Products to POINT BLANK, POINT BLANK shall have the right to reject Products as Defective by delivery of a Notice of Defect (as defined below), thereafter and notwithstanding the warranties made by SUPPLIER under Section 4 above, Products shall be deemed accepted by POINT BLANK and free of Defects for purposes of this Agreement, except for Latent Defects, in which case POINT BLANK shall notify SUPPLIER as soon as practicable after discovery of such defect. POINT BLANK shall have no claim against SUPPLIER for any deficiency in the quantity or packaging of any Product supplied to it under this Agreement unless it gives SUPPLIER a notice of the deficiency within fifteen (15) days from receipt of the Product.

5.3 For the purposes of this Agreement a Product shall be deemed “Defective” if it does not conform to any representation or warranty under Sections 4.1, 4.2, 4.3, 4.4 and 4.5. If POINT BLANK believes that any Product is Defective it shall give SUPPLIER a notice describing the defect (a “Notice of Defect”) as soon as it discovers the defect. POINT BLANK may return any Product (and subject to receipt of the Defective Product, SUPPLIER shall reimburse POINT BLANK for the [***] with regard to which (i) SUPPLIER agrees to such return, (ii) SUPPLIER acknowledges that the Product is Defective, (iii) the Product is declared Defective by an Independent Laboratory, as described below, (iv) POINT BLANK has reason to suspect that such Products are Defective or (v) POINT BLANK has reason to believe that such Products are part of a lot or manufacturing run of Products that have Defective Products within the lot or run; provided that the maximum amount of Product that may be returned pursuant to clauses (iv) and (v), together, during any [***] period shall be not more than [***]. POINT BLANK will allow SUPPLIER to inspect the Product suspected to be Defective and take samples thereof. SUPPLIER will respond to the Notice of Defect within fifteen (15) days from receipt of the Notice. If SUPPLIER does not acknowledge that the Product is Defective then, except with regard to Products returned by POINT BLANK pursuant to clause (iv) or (v) hereof, POINT BLANK and SUPPLIER will deliver samples of the Product suspected to be defective for inspection by an independent laboratory (the “Independent Laboratory”) agreed to by the Parties. The decision of the Independent Laboratory will be final and binding and its costs will be paid by the party whose position regarding the product was rejected.

5.4 In the event that POINT BLANK determines to return Product to SUPPLIER in accordance with Section 5.3 hereof, and SUPPLIER does not have readily available non-defective Product to replace the returned product, POINT BLANK shall have the immediate right (but not the obligation) for a period not to exceed forty-five (45) days from the date POINT BLANK notifies SUPPLIER in writing of its intention to return such Product (the “Alternate Supply Period”), to have replacement products (the “Replacement Products”) produced for POINT BLANK by an alternate supplier (the “Alternate Supplier”), which Alternate Supplier shall be determined in POINT BLANK’s sole and absolute discretion. If at any time during the Alternate Supply Period, POINT BLANK declares a breach under Section 11.1(a) hereof, the thirty (30) day cure period provided therein for breach shall run concurrently with the Alternate Supply Period. During the Alternate Supply Period, (i) all Replacement Products purchased by POINT BLANK from the Alternate Supplier shall, for purposes of the obligation pursuant to Section 3.1 hereof, be deemed to be Product purchased from SUPPLIER hereunder, (ii) upon POINT BLANK’s direction, SUPPLIER shall deliver, or cause to be delivered, to the Alternate Supplier (instead of to SUPPLIER) the Raw Material previously delivered to SUPPLIER by POINT BLANK necessary to manufacture the Replacement Products for POINT BLANK within fourteen (14) days of receipt of notice of POINT BLANK’s request to have such Raw Materials delivered to the Alternate Supplier, and (iii) for purposes of Article 9 hereof, SUPPLIER shall be deemed to no longer be able to produce and cause to be delivered to POINT BLANK the Product required to be produced hereunder, such that SUPPLIER shall be deemed to hereby grant to POINT BLANK the POINT BLANK License and the right to grant the Sublicense (without the obligation to make royalty payments) to the Alternate Supplier in accordance with Section 9.2 and with the restrictions provided therein.

ARTICLE 6

CONSIDERATION

6.1 Price.

(a) SUPPLIER shall invoice POINT BLANK in respect of each Product for [***] (“Product Price”).

(b) In the event that during any [***] POINT BLANK shall have purchased from SUPPLIER an aggregate of more than [***], then the Product Price of any additional [***] purchased during such [***] shall be based upon the Product Prices provided on Exhibit B-2, subject to adjustment as provided in subsection (c) below. In addition, not more than [***] following the date on which POINT BLANK purchases an aggregate during any [***] in excess of [***] of Fine Product, SUPPLIER shall deliver to Point Blank cash in the amount equal to [***] For purposes of this Section, [***].

(c) The Product Prices will be adjusted as follows:

(i) [***]

(ii) [***]

6.2 Payment Terms and Invoices for Products.

SUPPLIER’s payment terms shall provide that invoices for Products that are received by POINT BLANK shall be paid [***]. Invoices shall be dated the date of shipment. [***]. SUPPLIER shall have [***] from the date that POINT BLANK received the Product invoiced within which to notify POINT BLANK in writing of any claims SUPPLIER might have for payment not made in accordance with the payment schedule outlined in this paragraph 6.2, or such claims shall be deemed waived by SUPPLIER, including but not limited to all claims for any interest accrued. All invoices for costs to be paid by POINT BLANK, including without limitation freight costs, must be accompanied with a copy of the invoice or bill for such costs, and backup documentation. In addition to invoices, monthly statements shall be submitted by SUPPLIER to POINT BLANK.

6.3 [***]

ARTICLE 7

STATUS OF PARTIES

7.1 Independent Contractor.

The Parties expressly understand and agree that SUPPLIER is acting as an independent contractor. Nothing in this Agreement is intended to create a relationship, express or implied, of employer-employee or principal-agent between POINT BLANK and SUPPLIER and any individual employed to work under this Agreement by SUPPLIER. SUPPLIER shall determine and have sole discretion over the manner and methods utilized to provide Products which comply with this Agreement. SUPPLIER shall be solely responsible for the direction, control and supervision of its and its subcontractors’ acts and the acts of its and its subcontractors’ employees incident to the performance of this Agreement. SUPPLIER shall not have nor shall it represent itself as having any authority to make contracts in the name of or on behalf of POINT BLANK or to pledge POINT BLANK’s credit or to extend credit POINT BLANK’s name, or to obligate POINT BLANK in any way.

7.2 Expenses.

Except as otherwise expressly provided herein, all expenses incurred by SUPPLIER in connection with this Agreement and the manufacture and delivery of the Products shall be the sole responsibility of SUPPLIER. In the event SUPPLIER makes unauthorized representations or incurs unauthorized expenses resulting in the assertion of a claim against POINT BLANK, SUPPLIER shall indemnify and hold harmless POINT BLANK against all such claims.

7.3 Subcontractor Approval.

SUPPLIER recognizes POINT BLANK has chosen it to perform the obligations of this Agreement because of the expertise of SUPPLIER and its employees. Any subcontractor or agent utilized by SUPPLIER for its performance under this Agreement to manufacture Products must be specifically identified to POINT BLANK by SUPPLIER and approved by POINT BLANK in writing prior to the provision of services or goods by such subcontractor or agent.

7.4 Agreement Binding on Subcontractors.

Any subcontractors approved by POINT BLANK hereunder shall agree to be bound by all applicable provisions of this Agreement. SUPPLIER shall ensure that any approved agent, representative, assign or subcontractor has executed an appropriate agreement prior to the commencement of work. Without limiting SUPPLIER’s obligation to obtain an agreement with all approved subcontractors agreeing to be bound by all provisions of this Agreement, SUPPLIER shall provide evidence that all subcontractors are carrying and maintaining insurance policies with coverages, in the same manner and amounts as SUPPLIER is obligated to obtain and furnish pursuant to Section 10 below.

ARTICLE 8

COMPLIANCE

8.1 Government Regulations.

Unless otherwise exempt,

(a) the clauses required to be incorporated into government contracts under 41 C.F.R. sections 60-1.4, 60-250.5(a), 60-741.5(a), 48 C.F.R. 22.810, 48 C.F.R. 22.1310, and 48 C.F.R. 22.1408 are incorporated into this Agreement by reference;

(b) in addition to clauses required in (a) above, SUPPLIER shall comply with the following specific Federal Acquisition Regulation (“FAR”) and Defense Federal Acquisition Regulations Supplement (“DFARS”) clauses:

(i) 48 C.F.R. §52.219-8, Utilization of Small Business Concerns (May 2004);

(ii) 48 C.F.R. §52.203-6, Restrictions on Subcontractor Sales to the Government (SEP 2006), with Alternate I (OCT 1995);

(iii) 48 C.F.R. §52.222-3, Convict Labor (JUNE 2003);

(iv) 48 C.F.R. §52.225-13, Restrictions on Certain Foreign Purchases (FEB 2006)

(v) 48 C.F.R. §252.204-7000, Disclosure of Information (DEC 1991);

(vi) 48 C.F.R. §252.225-7014, Preference for Domestic Specialty Metals, Alternate I (APR 2003);

(vii) 48 C.F.R. §252.237-7019, Training for Contractor Personnel Interacting with Detainees (SEP 2006);

(viii) 48 C.F.R. §252.247-7023, Transportation of Supplies by Sea (MAY 2002);

(ix) 48 C.F.R. § 252.247-7024, Notification of Transportation of Supplies by Sea (MAR 2000); and

(x) 48 C.F.R. § 252.222-50, Combating Trafficking in Persons (August 2007).

(c) SUPPLIER shall comply with all requirements of (i) Executive Order 11246, as amended, and applicable regulations issued thereunder, (ii) the requirements of Section 503 of the Rehabilitation Act of 1973 as amended, and the regulations issued thereunder, (iii) the requirements of Section 503 of the Vietnam Era Veterans’ Readjustment Assistance Act of 1972, as amended, 38 U.S.C. § 4212, (iv) the reporting requirements set forth in 41 C.F.R. 60-250.5 of the Americans with Disabilities Act of 1990, 42 U.S.C. § 12112; and (v) the requirements of 41 C.F.R. Chapter 60.

With respect to (v) above, SUPPLIER certifies that if it has fifty (50) or more employees and if it anticipates sales to POINT BLANK in connection with government contracts of $50,000 or greater, it will develop a written affirmative action compliance program for each of its establishments consistent with the rules and regulations by the Department of Labor at 41 C.F.R. Chapter 60.

8.2 General Laws and Permits.

With respect to this Agreement, SUPPLIER shall (i) comply with any and all applicable federal, state, local or agency laws, regulations, rules, ordinances or other directives, and (ii) obtain all releases, licenses, permits or other authorizations required by any governmental body or authority.

8.3 Diverse Suppliers (Minority or Women-Owned Business Enterprises).

POINT BLANK has a policy that requires SUPPLIER, whenever practicable, to use diverse suppliers, including contractors and subcontractors, if such suppliers are both qualified and competitive. A diverse supplier is a for-profit enterprise located in the United States or its trust territories, which is controlled, operated and 51 percent owned by a minority member or woman. Minority members are individuals who are African American, Hispanic American, Native American, Asian-Pacific American and Asian-Indian American. SUPPLIER will report expenditures on diverse suppliers quarterly.

8.4 Child Labor and Forced Labor.

SUPPLIER represents, warrants and covenants that SUPPLIER and its subcontractors do not and will not employ children, prison labor, indentured labor, bonded labor or use corporal punishment or other forms of mental and physical coercion as a form of discipline. In the absence of any national or local law, POINT BLANK and SUPPLIER agree to define “child” as less than 15 years of age. If local law sets the minimum age below 15 years of age, but is in accordance with exceptions under International Labor Organization Convention 138, the lower age will apply. POINT BLANK has the right to make unannounced inspections, and conduct appropriate audits of books and records, of all of SUPPLIER’s premises and any other premises employed in connection with SUPPLIER’s provision of Products or parts thereof hereunder, to ensure compliance with this Section. SUPPLIER shall, and shall cause each entity involved through SUPPLIER in the provision of Products or parts thereof hereunder, to comply with any code of conduct or similar policy statement promulgated by POINT BLANK from time to time.

8.5 Governmental Inspections/Findings.

SUPPLIER will immediately notify POINT BLANK of, and provide POINT BLANK with all documents relating to (including the results of), any non-routine inquiry, investigation, inspection, or any other action by any governmental body or unit thereof, with respect to the manufacture, storage, or delivery of the Product(s), or components thereof, which pertains to product quality and/or safety, unless not permitted to do so by such government body. In addition, SUPPLIER will immediately notify POINT BLANK in the event that it becomes aware or has reason to believe that there may be an issue of quality or safety, misbranding or adulteration relating to any Product or component thereof.

ARTICLE 9

INTELLECTUAL PROPERTY

9.1 Definitions.

For purposes of this Article 9:

(a) “POINT BLANK” in this Section 9 means POINT BLANK (excluding SUPPLIER and its subsidiaries) and its parents, subsidiaries, divisions and affiliates and each of their employees, officers and agents.

(b) “Intellectual Property” means (i) inventions, Improvements, discoveries, know how, concepts and ideas, whether patentable or not; (ii) patents, revalidations, industrial designs, industrial models and utility models, design patent rights, patent applications (including reissues, continuations, divisions, continuations-in-part and extensions) and patent disclosures; (iii) trade secrets and proprietary or confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; (iv) copyrights, copyright registrations and applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof and any moral rights existing in connection therewith; and (v) all other intellectual property or industrial property rights recognized anywhere.

(c) “SUPPLIER” in this Section 9 means SUPPLIER and its parents, subsidiaries, divisions, affiliates, subcontractors (excluding POINT BLANK and its subsidiaries) and each of their employees and agents.

(d) “Improvements” in this Section 9 means any improvement, enhancement or refinement, whether patentable or unpatentable, which relates to, in whole or in part, any of the Intellectual Property and which is reasonably regarded as being primarily (or solely) valuable because it enables the Intellectual Property to be used in a more efficient manner. An improvement is not, by itself, a Derivative Work.

(e) “Derivative Work” means an improvement, enhancement, refinement, derivative work, modification or other new invention or discovery, whether patentable or unpatenable, which relates to, in whole or in part, any of the Intellectual Property, and which is reasonably regarded as being potentially valuable because it constitutes a useful product or method unto itself, or because it enables the Intellectual Property to be used in connection with products or services other than the Products, and not merely because it enables the Intellectual Property to be used in connection with the Products in a more efficient manner.

(f) “Licensed Intellectual Property” means Intellectual Property, Improvements and Derivative Work owned by or licensed to SUPPLIER on the last day prior to the day on which POINT BLANK receives the right to the POINT BLANK License pursuant to Section 9.2 below, which is or has been used for the production of the Products, except for such licenses that prevent SUPPLIER from granting sub-licenses; provided that SUPPLIER shall provide written notice to POINT BLANK in the event that any such license is not sub-licensable pursuant to this Agreement prior to the use of such license in the production of Products.

9.2 License and Sublicense.

(a) (i) After termination of this Agreement (except for termination by SUPPLIER for cause) (ii) in the event that SUPPLIER can no longer produce and cause to be delivered to POINT BLANK any of the Products required to be so produced and delivered hereunder, or (iii) in the event that POINT BLANK has requested SUPPLIER to produce Product in excess of the Maximum Monthly Capacity and SUPPLIER is unable to satisfy such orders within a reasonable period of time, SUPPLIER hereby grants POINT BLANK a non-exclusive, AS IS, and without any warranties or representations of any kind (except the representation and warranty included in Section 4.9 hereof), license to exploit the Licensed Intellectual Property to make, have made for it by others, use and sell anywhere in the world soft body armor that utilizes such Licensed Intellectual Property (collectively, the “POINT BLANK License”). POINT BLANK shall have the right to sublicense said Licensed Intellectual Property to any third party manufacturer who makes soft body armor or Products for POINT BLANK (a “Sublicensee”) for the sole purpose of supplying POINT BLANK with Products (including Revised Products). Sublicensees shall not be permitted to grant a sublicense or assign their sublicense to any other Person. The license provided in this subsection 9.2 shall survive any termination of this Agreement unless otherwise agreed upon in writing by POINT BLANK and SUPPLIER.

(b) POINT BLANK shall pay SUPPLIER reasonable royalties for each product manufactured by it, any of its Affiliates or any Sublicensee, to the extent the Licensed Intellectual Property is used in such manufacturing. Under no circumstance shall POINT BLANK be required to pay royalties in respect of Intellectual Property independently owned by or licensed to POINT BLANK or developed by SUPPLIER with material technological assistance of POINT BLANK or material contribution of POINT BLANK personnel assigned to SUPPLIER. If the parties fail to agree on the rate of royalties, the matter will be referred to arbitration pursuant to Section 12.2; provided, that during the period that any such dispute has been referred to arbitration or is under review by an arbitrator pursuant to Section 12.2, POINT BLANK shall continue to have the right to use the Licensed Intellectual Property in accordance with the POINT BLANK License and provided further, that upon SUPPLIER’s request the arbitrator will set an interim rate of royalties. The royalties for each calendar year shall be paid within 90 days from the end of such year. At the time of payment, POINT BLANK shall provide SUPPLIER with a detailed report and set of calculations supporting the payment. Any amount of royalties which is not paid on time shall bear interest at the rate per annum of [***]. The license provided in this subsection 9.2 shall survive any termination of this Agreement unless otherwise agreed upon in writing by POINT BLANK and SUPPLIER. [***].

(c) Unless otherwise agreed by the Parties, in no event shall any such Sublicensee be granted or be deemed to have any right to exploit the POINT BLANK License to manufacture or produce any product for a party other than POINT BLANK or its Affiliates and prior to any sublicense of the Licensed Intellectual Property to any such Sublicensee, POINT BLANK shall obtain the right for itself and for SUPPLIER to have regular audits performed by an independent third party, appointed by SUPPLIER and reasonably acceptable to POINT BLANK, of the Sublicensee’s books and records and manufacturing and production facilities for the sole purpose of (i) insuring such Sublicensee’s compliance with such restriction on exploitation of the Sublicense and (ii) determining the quantities of products manufactured by the Sublicensee with the use of the Licensed Intellectual Property for the purpose of determining the royalties due to SUPPLIER. POINT BLANK will procure that the Sublicensee will cooperate with such auditor. SUPPLIER will bear the costs of the audit, unless the audit shows that the Sublicensee did not comply with this Section 9.2, in which case POINT BLANK shall procure that the Sublicensee bear the cost of the audit.

(d) POINT BLANK shall, prior to disclosing any information relating to Intellectual Property, Improvements and Derivative Work to any potential Sublicensee or any other third party, procure that an appropriate confidentiality agreement will be executed by such third party and such agreement will name SUPPLIER as a third party beneficiary and a copy thereof shall be delivered to SUPPLIER.

9.3 Invention and Nondisclosure Agreement.

When requested by POINT BLANK in writing, each of SUPPLIER’s employees, agents or subcontractors performing work in connection with the Products under this Agreement shall sign an Invention and Nondisclosure Agreement in a form reasonably required by POINT BLANK.

9.4 Record Keeping.

SUPPLIER and its employees and subcontractors shall keep written records of their activities relating to work performed or Products supplied to POINT BLANK pursuant to this Agreement and shall keep written records of all information, Intellectual Property, and work product originated or created or developed for POINT BLANK, if any. SUPPLIER shall promptly disclose to POINT BLANK upon its request all such records, and shall permit POINT BLANK to inspect, review and copy all such records.

9.5 Return of Documents and Things.

All work product, records, Intellectual Property and other materials, documents and things made available to SUPPLIER by POINT BLANK or created or developed by SUPPLIER for POINT BLANK shall be delivered to POINT BLANK upon written request by POINT BLANK or upon the expiration or earlier termination of this Agreement.

9.6 Intellectual Property Indemnification by SUPPLIER.

SUPPLIER shall, at its sole expense, hold harmless, indemnify and defend POINT BLANK and its subsidiaries and affiliates (each, a “PB Indemnified Party”) against any and all claims or actions for the infringement of any Intellectual Property in and to the Products (collectively “POINT BLANK Action”). SUPPLIER shall indemnify each PB Indemnified Party against any and all (subject to the disclaimer below) damages, costs and expenses, including attorneys’ fees, arising from or relating to any POINT BLANK Action. SUPPLIER shall, at such PB Indemnified Party’s election and in its sole discretion, (1) defend such PB Indemnified Party against any POINT BLANK Action at SUPPLIER’s expense using counsel reasonably acceptable to such PB Indemnified Party or (2) reimburse such PB Indemnified Party for any and all costs, expenses and legal fees incurred by it in connection with any POINT BLANK Action. Notwithstanding any other provision of this Agreement, neither party shall enter into a settlement or compromise of any POINT BLANK Action without the other party’s prior written approval which shall not be unreasonably withheld. The PB Indemnified Party shall notify SUPPLIER of a POINT BLANK Action within a reasonable time after it has received written notification of such POINT BLANK Action.

If SUPPLIER fails, refuses or is unable to cure or resolve a POINT BLANK Action within forty-five (45) days of receipt of notice from a PB Indemnified Party or of the date SUPPLIER knew or should have known of the POINT BLANK Action, such PB Indemnified Party, in its sole discretion, and at SUPPLIER’s sole expense and risk of loss, may (1) procure the right to continue making, using, selling or otherwise exploiting any allegedly infringing, misappropriated or misused material, goods, apparatus, device, information, method, process, part or thing on terms acceptable to such PB Indemnified Party; (2) replace same with materials, goods, apparatus, devices, information, methods, processes, parts or things which are not alleged to be infringing, misappropriated or misused; (3) modify any allegedly infringing, misappropriated or misused material, goods, apparatus, device, information, method, process, part or thing to cease being not infringing or becomes properly used or (4) have any allegedly infringing, misappropriated or misused material, goods, apparatus, device, information, method, process, part or thing removed from such PB Indemnified Party’s premises. Upon receipt of a written request for reimbursement, SUPPLIER shall reimburse each PB Indemnified Party for any and all costs, expenses and fees actually arising from or relating to any such action by such PB Indemnified Party within thirty (30) days of such receipt.

EXCEPT AS SET FORTH IN THIS AGREEMENT, SUPPLIER SHALL HAVE NO LIABILITY TO POINT BLANK OR ANY OF ITS AFFILIATES FOR ANY GENERAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION LOST PROFITS ARISING OUT OF ANY CLAIM BASED ON THIS ARTICLE 9; PROVIDED, HOWEVER, THAT IN THE EVENT THAT PRODUCT DELIVERED TO POINT BLANK IS DETERMINED (EITHER BY AGREEMENT OF THE PARTIES OR RESOLUTION OF AN POINT BLANK ACTION AGAINST POINT BLANK OR SUPPLIER) TO INFRINGE ANY INTELLECTUAL PROPERTY, THEN DAMAGES SHALL INCLUDE ANY AND ALL OF POINT BLANK’S DIRECT OUT-OF-POCKET COSTS (SPECIFICALLY EXCLUDING LOST PROFITS AND REPUTATIONAL DAMAGE) INCURRED IN CONNECTION WITH ANY PRODUCT THAT CANNOT BE SOLD OR IN CONNECTION WITH WHICH POINT BLANK MUST

INDEMNIFY A THIRD PARTY AND REPLACE SUCH PRODUCTS DELIVERED THERETO, INCLUDING, PRODUCTION COSTS, SCRAP MATERIAL AND SHIPPING AND ADMINISTRATIVE COSTS OF ANY RECALL.

9.7 Intellectual Property Indemnification by POINT BLANK.

POINT BLANK shall, at its sole expense, hold harmless, indemnify and defend SUPPLIER against any and all claims or action against SUPPLIER which relate to any infringement of Intellectual Property in and to the Products resulting from the use of any Intellectual Property that was provided in writing to SUPPLIER by POINT BLANK, its subsidiaries or affiliates (a “PB Indemnifying Party”) and which POINT BLANK directed SUPPLIER in writing to use in the manufacture of the Products sold to POINT BLANK or requirements made by any PB Indemnifying Party (collectively, “SUPPLIER Action”), unless SUPPLIER had actual knowledge that using such information or complying with such requirement will infringe the Intellectual Property of a third party. POINT BLANK shall indemnify the SUPPLIER against any and all (subject to the disclaimer below) damages, costs and expenses, including attorneys’ fees, arising from or relating to any SUPPLIER Action. POINT BLANK shall, at SUPPLIER’s election and in its sole discretion, (1) defend SUPPLIER against any SUPPLIER Action at POINT BLANK’s expense using counsel reasonably acceptable to SUPPLIER or (2) reimburse SUPPLIER for any and all costs, expenses and legal fees incurred by it in connection with any SUPPLIER Action. Notwithstanding any other provision of this Agreement, neither party shall enter into a settlement or compromise of any SUPPLIER Action without the other party’s prior written approval which shall not be unreasonably withheld. SUPPLIER shall notify POINT BLANK of an SUPPLIER Action within a reasonable time after it has received written notification of such Action.

EXCEPT AS SET FORTH IN THIS AGREEMENT, POINT BLANK SHALL HAVE NO LIABILITY TO SUPPLIER FOR ANY GENERAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION LOST PROFITS ARISING OUT OF ANY CLAIM BASED ON THIS ARTICLE 9.

ARTICLE 10

INSURANCE

10.1 Insurance.

Prior to commencing any work in connection with the supply of Products hereunder, SUPPLIER shall secure and shall maintain during the performance of its obligations under this Agreement and throughout the Term, at least the following types of insurance and minimum coverage: [***]. SUPPLIER shall furnish to POINT BLANK evidence of such insurance coverage in the form of Certificates of Insurance. POINT BLANK shall be named as an additional insured on SUPPLIER’s Commercial General Liability, Automobile Liability and excess liability umbrella insurance policies. All Certificates of Insurance shall provide that POINT BLANK shall be provided thirty (30) days written notice prior to any change, substitution or cancellation of such policies of insurance. [***]. The foregoing requirements as to the types and limits of insurance coverage to be maintained by the Parties SUPPLIER, and any approval or waiver of said insurance by POINT BLANK is not intended to and shall not in any way or manner limit or qualify the liabilities and obligations of SUPPLIER pursuant to this Agreement.

ARTICLE 11

BREACH, REMEDIES AND TERMINATION

11.1 Breach.

The occurrence of any one or more of the following events shall constitute a breach and default of this Agreement:

(a) Failure by SUPPLIER to observe or perform any of the obligations, covenants, conditions, representations or warranties required of SUPPLIER pursuant to this Agreement, where such failure is not remedied within thirty (30) days after receipt of a written notice thereof from POINT BLANK to SUPPLIER; or

(b) Failure by POINT BLANK to observe or perform any of the obligations, covenants, conditions, representations or warranties required of POINT BLANK pursuant to this Agreement, where such failure is not remedied within thirty (30) days after receipt of a written notice thereof from SUPPLIER to POINT BLANK;

(c) Failure by POINT BLANK to make any payments totaling in excess of $5,000 due from POINT BLANK to SUPPLIER as required by this Agreement and such breach continues for a period of thirty (30) days after written notice thereof from SUPPLIER;

(d) Failure by SUPPLIER to make any payments totaling in excess of $5,000 due from SUPPLIER to POINT BLANK as required by this Agreement and such breach continues for a period of thirty (30) days after written notice thereof from POINT BLANK; or

(e) If a Party is insolvent, seeks protection from creditors, makes a general assignment for the benefit of creditors, or if a bankruptcy receiver is appointed for its business.

With regard to subsections (a), (b), (c) and (d) above, such failures shall not constitute a “breach” or “default” for purposes of this Section 11.1 until the non-defaulting party provides the written notice required thereunder in accordance with Section 14.13 (the “Notice of Default”). Such written notice, in order to be effective, shall be prominently titled “NOTICE OF DEFAULT AND RIGHT TO TERMINATE” and shall inform the defaulting party of the action, or failure to act, causing such default and the provision of this agreement which has been breached.

11.2 Force Majeure.

Each Party shall be excused from performance under this Agreement while and to the extent that it is unable to perform, for a cause beyond its reasonable control. Force majeure shall not include any failure resulting from poor maintenance of the Plant, SUPPLIER’s mechanical failure or failures or work stoppages. In the event either Party is rendered unable wholly or in part by force majeure to carry out its obligations under this Agreement, then the Party affected by force majeure shall give written notice with explanation to the other Party immediately. Following such notice, the affected obligations of the Party giving notice shall be suspended only during the continuance of the events giving rise to the force majeure provided that the affected Party is acting with due diligence to remedy the events giving rise to the force majeure. Notwithstanding the foregoing, however, if SUPPLIER is unable to perform for a period of more than ninety (90) days due to any delay, POINT BLANK may terminate this Agreement.

11.3 Remedies.

(a) In addition to any remedies available to POINT BLANK under law or as provided herein, SUPPLIER shall implement overtime, dedicated shipping and additional personnel to avoid any delay in delivery or Defective Products (as defined in Section 5.3). However, in the event there are delayed or Defective Products (which have been acknowledged as Defective by SUPPLIER or found Defective by the Independent Laboratory pursuant to the procedure contained in Section 5.3), POINT BLANK shall be entitled to exercise the following remedies: Any Products not delivered to POINT BLANK in accordance with this Agreement or the Specifications set forth in Exhibit A attached hereto, as it may be amended from time to time, may, at POINT BLANK’s sole option: 1) be accepted as is, with an equitable adjustment in price; 2) be corrected by POINT BLANK or another party under POINT BLANK’s direction at SUPPLIER’s expense; 3) be corrected by SUPPLIER at SUPPLIER’s expense; or 4) reject and returned to SUPPLIER without charge to POINT BLANK and with SUPPLIER paying all applicable freight charges; provided, however, POINT BLANK shall give SUPPLIER at least 24 hours advance notice of its intention to return any Products.

(b) In the event of a breach by SUPPLIER, POINT BLANK shall have, in addition to any applicable right to terminate this Agreement pursuant to subsection 11.4, and any other remedies specified herein or available at law or equity, the following remedies:

(i) The right to withhold all or part of any remaining payments for Defective Product until such breach is cured to POINT BLANK’s reasonable satisfaction; and

(ii) The right to contract with an Alternative Supplier. In such case, SUPPLIER shall be liable to POINT BLANK for all additional costs incurred by POINT BLANK to complete the work or procure the Products, but no other damages or injury caused by SUPPLIER’s breach.

11.4 Termination.

Except as otherwise provided herein, this Agreement may be terminated only under the following circumstances:

(a) By POINT BLANK, if SUPPLIER has committed a material breach of its obligations, covenants, conditions, representations or warranties pursuant to this Agreement, and such failure is not remedied within thirty (30) days after receipt of a written notice thereof from POINT BLANK to SUPPLIER (unless cure of such material breach, by its nature, cannot be cured in such a 30-day period, in which case cure must occur as soon as possible after the end of such 30-day period, but in no event longer than sixty (60) days), which notice will advise SUPPLIER of the intention of POINT BLANK to terminate the Agreement unless the breach is cured.

(b) By SUPPLIER, if POINT BLANK has committed a material breach of its obligations, covenants, conditions, representations or warranties pursuant to this Agreement, and such failure is not remedied within thirty (30) days after receipt of a written notice thereof from SUPPLIER to POINT BLANK (unless cure of such material breach, by its nature, cannot be cured in such a 30-day period, in which case cure must occur as soon as possible after the end of such 30-day period, but in no event longer than sixty (60) days), which notice will advise POINT BLANK of the intention of SUPPLIER to terminate the Agreement unless the breach is cured. If termination is without cause and not in accordance with Article 1, the Parties agree that the damages that POINT BLANK may suffer are difficult to ascertain and are not capable of a reasonable estimation at the time of contracting. In POINT BLANK’s sole discretion, for a period not to exceed 12 months, POINT BLANK may require SUPPLIER to continue to supply Products until POINT BLANK is able to qualify an alternative supplier.

For purposes of this section 11.4, a breach shall be a “material breach” if the non-breaching party determines in its reasonable commercial discretion that such breach (or series of breaches) is material, including, by way of example and not limitation, a breach (or series of breaches) that (i) causes the non-breaching party to incur costs, fees or penalties in excess of [***], (ii) causes the non-breaching party to fail to materially fulfill a material obligation to a third party, or (iii) causes the non-breaching party to forgo reasonably certain sales of its products or services with a projected sale price in excess of [***].

11.5 Effects of Termination.

Upon termination, SUPPLIER shall, unless the notice directs otherwise, immediately discontinue all work relating to the manufacture and delivery of the Products and make all Raw Materials delivered, or caused to be delivered, by POINT BLANK available for pick-up by POINT BLANK within forty-eight hours of termination; provided that POINT BLANK shall have satisfied any remaining payment obligations to SUPPLIER. In the event of termination by POINT BLANK hereunder, SUPPLIER shall refund to POINT BLANK the amount of any advance payment made by POINT BLANK for any performance, conduct or act to occur after the date of termination. In addition, SUPPLIER shall pay to POINT BLANK or POINT BLANK shall pay to SUPPLIER, as applicable, amounts due under Exhibit B hereto. All final payments to SUPPLIER are contingent upon the return to POINT BLANK or its designee of any information and materials required to be returned to POINT BLANK as specified herein. POINT BLANK has no obligation to pay for any finished Products at SUPPLIER’s facility as of the date of the notice to terminate, which was not previously ordered by POINT BLANK.

ARTICLE 12

DISPUTE RESOLUTION PROCEDURES

12.1 Disputes. The Parties shall attempt in good faith to resolve all claims, disputes and controversies of whatever nature, including in contract, tort or equity, that arise out of or relate to this Agreement or the relationship of the Parties (collectively “Dispute”) promptly by negotiation between chief executive officers of the Parties (except that the Parties may immediately file for a preliminary injunction, temporary restraining order or other provisional relief to enforce its respective rights under this Agreement). If the Dispute has not been resolved by negotiation within 21 (twenty-one) days of the disputing Party’s notice to the other Party of such Dispute, or if the Parties’ chief executive officers fail to meet within twenty (20) days, the Parties shall resolve the Dispute in accordance with Section 12.2 below.

12.2 Arbitration. Except as provided in Section 12.3 below, all Disputes shall be subject to arbitration if good faith negotiations among the Parties as provided in Section 12.1 above does not resolve such Dispute. Such arbitration shall proceed in accordance with the Commercial Arbitration Rules of the American Arbitration Association, unless the parties mutually agree otherwise, and pursuant to the following procedures:

12.1.1 Reasonable discovery shall be allowed in arbitration.

12.1.2 All proceedings before the arbitrators shall be held in New York, New York. The governing law shall be as specified in Section 14.12.

12.1.3 The costs and fees of the arbitration, including attorney’s fees, shall be allocated by the arbitrators.

12.1.4 The award rendered by the arbitrators shall be final and judgment may be entered in accordance with applicable law and in any court having jurisdiction thereof.

12.1.5 The existence and resolution of the arbitration shall be kept confidential by the by the Parties and shall also be kept confidential by the arbitrators.

12.2 Equitable Relief.

Nothing herein shall preclude either party from seeking equitable relief to enforce the provisions of Article 9.

ARTICLE 13

TTILE TO RAW MATERIALS

13.1 Title to Raw Materials and Products.

POINT BLANK shall at all times retain title to all POINT BLANK Raw Materials. SUPPLIER agrees that under no circumstances shall it hold itself out as being the owner of any Raw Materials on its premises, including, without limitation, on SUPPLIER’s books and records.

13.2 UCC Filings.

Notwithstanding Section 13.1 hereof, the parties hereto intend to create in SUPPLIER the relationship of bailee and processor with respect to any Raw Materials in the possession of SUPPLIER and agree that upon the request of POINT BLANK, an informational or precautionary filing shall be made pursuant to the Uniform Commercial Code in effect in each jurisdiction where any Raw Materials are being held by SUPPLIER. Following any such request, POINT BLANK and SUPPLIER shall execute and file such instruments, including financing statements and related amendments or continuation statements, and take such other actions as may be deemed by either of them to be necessary or desirable in order to fully protect the rights of POINT BLANK in and to the Raw Materials. Nothing in this Section 13.2 or in any instrument executed, delivered or filed pursuant hereto, and no action or omission on the part of any party hereto, shall change the fact than the Raw Material is legally and equitably owned by POINT BLANK and is held by SUPPLIER as a bailee and processor only. SUPPLIER shall inform POINT BLANK, in writing and within thirty (30) days of becoming so aware, of any financing statement filed by a creditor of SUPPLIER against the Raw Materials held by SUPPLIER.

13.3 Liens.

The parties understand and agree that SUPPLIER shall have a processor’s and bailee’s lien on all Product that is located at the Plant and has been processed under this Agreement to secure the payment of any and all amounts due from POINT BLANK or any of its Affiliates hereunder; provided, however, that SUPPLIER hereby waives any lien rights it may have with respect to Products located at the Plant until such time as it is processed under this Agreement.

ARTICLE 14

MISCELLANEOUS

14.1 Authority.

Each party warrants that it has the full authority and power to enter into and perform under this Agreement and to make all representations, warranties and grants as set forth herein. Each party represents that it is not subject to any restrictive obligations imposed by former clients or any other Person that would impair its ability to exercise its best efforts in connection with its respective obligations to be performed pursuant to this Agreement.

14.2 Survivability.

All covenants, indemnities, guarantees, representations and warranties by SUPPLIER and any undischarged obligations of POINT BLANK arising prior to the expiration or termination of this Agreement (whether by completion or earlier termination) shall survive such expiration or termination.

14.3 Enforceability.

Either Party’s failure in any one or more instances to insist upon strict performance of any of the terms and conditions of this Agreement or to exercise any right herein conferred shall not be construed as a waiver or relinquishment of that right or of that Party’s right to assert or rely upon the terms and conditions of this Agreement. Any express waiver of a term of this Agreement shall not be binding and effective unless made in writing and properly executed by the waiving Party.

14.4 Amendments.

This Agreement may not be amended except in writing properly executed by both Parties. Except as specifically amended, this Agreement shall remain in full force and effect as written.

14.5 Assignment.

Neither party shall have the right or power to assign its rights or delegate its obligations hereunder without the express written consent of the other party. Any attempt to do so without such consent shall be null and void and shall permit the other party the right to cancel and terminate this Agreement. In the event this Agreement is properly assigned, the provisions of this Agreement shall bind and benefit the Parties hereto and their representatives, successors and assigns.

14.6 Severability.

Any invalid or unenforceable provision shall be deemed severed from this Agreement to the extent of its invalidity or unenforceability, and the remainder of this Agreement shall remain in full force and effect.

14.7 Complete Agreement.

This Agreement and all exhibits thereto constitute the complete and exclusive agreement between the Parties. It supersedes all prior written and oral statement, condition, obligation, representation or warranty. In the event of any inconsistency between this Agreement and any Exhibit, the provisions of this Agreement shall take precedence. The Parties shall not be bound by any past or future terms, conditions, or course of conduct not set forth herein, unless set forth in writing and signed by an authorized representative of SUPPLIER and POINT BLANK. Any additional or inconsistent terms not so agreed by SUPPLIER and POINT BLANK in writing shall be null and void. Acceptance of any purchase order, confirmation, or work order, invoice or other form of any kind shall not modify the terms of this Agreement.

14.8 Audit and Inspection Rights.

(a) Either party (the “Auditing Party”) shall have the right to examine, either directly or through its authorized representatives or agents (subject to execution by non-party employees of non-disclosure undertakings as may be reasonably requested by the other party), during business hours and for a reasonable period of time, all books, records, accounts, correspondence, instructions, specifications, plans, drawings, receipts, manuals and memoranda of the other party (the “Audited Party”) and its affiliates pertinent to this Agreement. SUPPLIER’s audit rights of POINT BLANK’s records shall be for the sole purpose of verifying (i) royalties payable under Section 9.2(b), (ii) the annual needs of POINT BLANK and it Affiliates for Products manufactured with Kevlar and Twaron under Section 3.1(a) or (iii) [***].

The Audited Party will cooperate with the auditor. The Auditing Party will bear the costs of the audit, unless the audit shows that the Audited Party or any of its affiliates did not comply with this its obligations under this agreement, in which case the Audited Party shall bear the cost of the audit.

(b) POINT BLANK may, at its option, inspect and test any Products at any time and place to the extent practicable, including during the period of manufacture and prior to delivery. SUPPLIER agrees to permit reasonable access to its facilities or the facilities of any subcontractor during normal business hours for such inspections and tests; provided, however, that POINT BLANK shall not materially interfere with the operations of SUPPLIER during the course of any such inspections or tests.

14.9 Counterparts.

This Agreement may be executed simultaneously in two or more counterparts which, when taken together, shall be deemed an original and constitute one and the same document. The signature of any Party to the counterpart shall be deemed a signature to the Agreement, and may be appended to, any other counterpart. Facsimile transmission of executed signature pages shall be sufficient to bind the executing Party.

14.10 Headings.

The headings to the various sections and paragraphs of this Agreement are solely for the convenience of the Parties, are not part of the Agreement and shall not be used for the interpretation of the validity of the Agreement or any provision hereof.

14.11 Indemnification and Defense. (a) Without limiting the obligations set forth above and as a separate obligation under this Agreement, SUPPLIER agrees to indemnify POINT BLANK for any third party claims which may be brought against POINT BLANK arising out of or in connection with any breach by SUPPLIER of its warranties, representations or obligations under this Agreement.

(b) Without limiting the obligations set forth above and as a separate obligation under this Agreement, POINT BLANK agrees to indemnify SUPPLIER for any third party claims which may be brought against SUPPLIER arising out of or in connection with any breach by POINT BLANK of its warranties, representation or obligations under this Agreement.

(c) If any third Person shall make a claim or commence an action against POINT BLANK or SUPPLIER, as the case may be (an “Indemnified Party”) with respect to any matter (a “Third Party Action”) which may give rise to a claim for indemnification under this Section 14.11, then the Indemnified Party shall notify the other Party (the “Indemnifying Party”) in writing promptly after becoming aware of such Third Party Action describing in reasonable detail the Third Party Action (such notice being hereinafter called a “Third Party Action Notice”), which notice shall include an estimate of the damages, if known, the method of computation thereof, and a reference to the specific provisions of this Agreement in respect of which it seeks indemnification. It is agreed that a delay on the part of any Indemnified Party in notifying the Indemnifying Party hereunder for a period of up to 90 days shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent the Indemnifying Party is prejudiced by such failure to give notice. The Indemnifying Party will have ten (10) days from the delivery of such Third Party Action Notice, to determine whether or not (i) the Indemnifying Party will, at its sole cost and expense, defend against such Third Party Action and/or (ii) the Indemnifying Party is disputing the claim for indemnity hereunder.

(d) If the Indemnifying Party (i) does not respond to the Third Party Action Notice by the close of business on the last day of the ten (10) day period set forth in subparagraph (c) above, or (ii) responds to the Third Party Action Notice, but disputes the claim for indemnity hereunder and elects not to assume the defense, the Indemnified Party shall have the right to defend against any such Third Party Action by appropriate proceedings or to settle or pay any such Third Party Action for such an amount as the Indemnified Party shall deem appropriate and the Indemnifying Party shall promptly pay all costs and damages resulting from such Third Party Action in accordance with subparagraph (e) below; provided that in the case of clause (ii), any right of the Indemnified Party to recover from the Indemnifying Party shall depend on the resolution of the dispute as to the right of indemnity.

(e) If the Indemnifying Party affirmatively disputes the right to indemnity, but nevertheless elects to defend against any such Third Party Action or settle or pay any such Third Party Action, any right of the Indemnified Party to recover from the Indemnifying Party shall depend on the resolution of the dispute as to the right of indemnity.

(f) Notwithstanding anything herein to the contrary, if the Indemnifying Party notifies the Indemnified Party that it will defend against or settle any Third Party Action:

(i) such defense or settlement shall be at the sole cost and expense of the Indemnifying Party, except for costs and expenses of the Indemnified Party’s counsel, if any, pursuant to items (v) and (vi) below;

(ii) the Indemnifying Party and its counsel shall conduct such defense or settlement at all times in good faith;

(iii) the Indemnifying Party and its counsel shall, at the reasonable request of the Indemnified Party, provide periodic updates to the Indemnified Party in order to keep the Indemnified Party informed as to its conduct of such defense or settlement, and shall not compromise or settle such Third Party Action without the prior written consent of the Indemnified Party (not to be unreasonably withheld or delayed); unless such settlement or compromise (i) includes a complete, unconditional release of the Indemnified Party from all liability with respect to such Third Party Action; (ii) could not reasonably be expected to lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder; (iii) would not require the Indemnified Party to change in any material respect the way it conducts business; and (iv) would not require any admission of wrongdoing by the Indemnified Party;

(iv) the Indemnified Party shall reasonably cooperate with the Indemnifying Party, including making available to the Indemnifying Party, all relevant witnesses and pertinent documents and information and appropriate personnel;

(v) the Indemnified Party may elect to employ its own counsel and participate in such defense or settlement at the Indemnified Party’s sole cost and expense, but the control of such defense and the settlement shall rest with the Indemnifying Party;

(vi) notwithstanding the Indemnifying Party’s election to defend against or settle the Third Party Action, the Indemnified Party may, upon written notice to the Indemnifying Party, elect to employ its own counsel (who shall be reasonably acceptable to the Indemnifying Party) at the Indemnifying Party’s expense (except that the Indemnifying Party shall not be obligated to pay the fees of more than one separate counsel for all Indemnified Parties, taken together) if (A) the Indemnifying Party is also a Person against whom the Third Party Action is made and the Indemnified Party has been advised by counsel that (x) representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct or (y) the Indemnified Party has available to it one or more defenses or counterclaims that are inconsistent with, different from, or in addition to one or more of those that may be available to the Indemnifying Party with respect to such Third Party Action; or (B) the Indemnifying Party shall not in fact have employed counsel reasonably satisfactory to the Indemnified Party for the defense or settlement of such Third Party Action; provided, however, that the assumption of control of the defense or settlement of a Third Party Action by the Indemnified Party pursuant to this item (vi) shall not relieve the Indemnifying Party of its obligation to indemnify and hold the Indemnified Party harmless; and

(vii) in no event shall the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to such Third Party Action without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(g) Subject to the other provisions of this Section 14.11, if the Indemnifying Party:

(i) does not respond to a Third Party Action Notice by close of business on the last day of the ten (10) day period set forth in subparagraph (c) above;

(ii) does not elect to defend against any Third Party Action for which it disputes the Indemnified Party’s right to indemnity, and such dispute is resolved, in accordance with this Agreement, in a manner affirming the Indemnified Party’s right to indemnity;

(iii) elects to defend against any Third Party Action for which it does not dispute the Indemnified Party’s right to indemnity hereunder; or

(iv) elects to defend against any Third Party Action for which it does dispute the right to indemnity, to the extent the dispute is resolved in a manner affirming the Indemnified Party’s right to indemnity; then:

the Damages resulting from the settlement or the adjudication of such Third Party Action, or that portion thereof as to which the defense is unsuccessful, shall promptly be paid by the Indemnifying Party to the Indemnified Party.

14.12 Governing Law; Jurisdiction. This Agreement shall be governed in all respects by the laws of New York without regard to provisions regarding choice of laws. The parties agree to submit to the exclusive jurisdiction and venue of the United States Federal District Court for the Southern District of New York, for purposes of enforcing any equitable relief under Section 12.3 or any arbitration awards under Section 12.2.

14.13 Notice.

Any notice, demand, consent, election, offer, approval, request, invoice backup documentation or other communication (collectively, a “notice”) required under or provided pursuant to this Agreement must be in writing and either delivered personally, sent by overnight delivery courier, or sent by certified or registered mail, postage prepaid, return receipt requested to the person designated below (the “Designated Representative”). Notice shall be deemed given when received. A notice sent by facsimile will be deemed given when receipt by the receiving facsimile machine has been confirmed.

A notice must be addressed as follows:

To SUPPLIER:	LifeStone Materials, LLC
Temple Building
99 Roush Road
Anderson, South Carolina 29625
Attention:
Telephone number:
Facsimile number:

With a copy, which shall not constitute notice, to:
Meitar Liquornik Geva & Leshem Brandwein, Law Offices 16 Abba Hillel Rd.
Ramat Gan 52506, Israel
Attention: Dr. Israel Leshem
Telephone number: 972-3-6103100
Facsimile 972-3-6103111

To POINT BLANK:	Point Blank Solutions, Inc.
2102 SW 2nd Street,
Pompano Beach, Florida 33069
United States of America
Attention: Larry R. Ellis
Telephone number: 954-630-0900
Facsimile number: 954-630-0980

With a copy, which shall not constitute notice, to:
Venable LLP
2 Hopkins Plaza, Suite 1800
Baltimore, Maryland 21201
United States of America
Attention: Thomas D. Washburne, Jr.
Telephone number: 410-244-7744
Facsimile: 410-244-7742

14.14 Defined Terms. Solely for convenience of reference, Exhibit D attached hereto sets forth a list of defined terms used in this Agreement and the Article or Section hereof in which each term is defined.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the year and day first written above.

SUPPLIER:		POINT BLANK:
LIFESTONE MATERIALS, LLC		POINT BLANK SOLUTIONS, INC.

By:	/s/ Craig Trask	By:	/s/ Larry R. Ellis
Name:	Craig Trask	Name:	Larry R. Ellis
Title:	Production Manager	Title:	Chief Executive Officer and President
Date:		Date:

By:	/s/ Julian Crawford
Name:	Julian Crawford
Title:	Controller
Date:

{Signature Page to Supply Agreement}

EXHIBIT A

[***]

EXHIBIT B

[***]

EXHIBIT C

[***]

EXHIBIT D

(Index of Defined Terms)

Term	Article/Section
Affiliate	Art. I
Agreement	Preamble
Alternate Supplier	5.4
Alternate Supply Period	5.4
Audited Party	14.8	(a)
Auditing Party	14.8	(a)
Capital Investment Loan	2.2	(b)
Carry-Over Grace Period	3.1	(a)
Child	8.4
Contract Price	6.1
Defective	5.3
Derivative Work	9.1	(e)
Designated Manufacturer	2.4	(a)
Designated Representative	14.13
DFARS	8.1	(b)
Dispute	12.1
Dollars	6.4	(b)
Effective Date	Preamble
Extended Term	Art. I
FAR	8.1	(b)
Final Year	3.1	(a)
Improvements	9.1	(d)
Indemnified Party	14.11	(c)
Indemnifying Party	14.11	(c)
Independent Laboratory	5.3
Initial Term	Art. I
Intellectual Property	9.1	(b)
[***]	9.2	(b)
Licensed Intellectual Property	9.1	(f)
LLC Agreement	2.2	(b)
Maximum Monthly Capacity	3.1	(a)
Minimum Inventory	3.4
Minimum Order	3.1	(a)
Notice of Default	11.1
Notice of Defect	5.3
Parties	Preamble
PB Indemnified Party	9.6
PB Indemnifying Party	9.7
Person	Art. I
Plant	2.2

POINT BLANK	Preamble
POINT BLANK (purposes of Article 9 only)	9.1	(a)
POINT BLANK Action	9.6
POINT BLANK Business	2.2	(b)
POINT BLANK License	9.2	(a)
Prime	2.2	(b)
Products	2.1
Rejected Goods	3.6
Replacement Products	5.4
Revised Product	2.2	(a)
Specifications	2.1
Start Date	3.1	(a)
Sublicensee	9.2	(a)
SUPPLIER	Preamble
SUPPLIER (purposes of Article 9 only)	9.1	(c)
SUPPLIER Action	9.7
Term	Art. I
Third Party Action Notice	14.11	(c)
Volume Forecast	3.3